Exhibit 5.1
Lackowicz & Hoffman
Barristers and Solicitors

In association with
Bull, Houser & Tupper LLP

Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251 E-mail: lackowicz@yukonlaw.com

Reply Attention To: Paul W. Lackowicz
DIRECT E-MAIL:plackowicz@yukonlaw.com
Our File No: 36566

July 9, 2012

The Board of Directors
SXC Health Solutions Corp.
2441 Warrenville Road
Suite 610
Lisle, IL
60532

Dear Sirs/Mesdames:

Re:	SXC Health Solutions Corp.

We have acted as Canadian counsel for SXC Health Solutions Corp., a corporation continued under the laws of the Yukon Territory, Canada (the “Corporation”). We have been requested to render an opinion in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of 746,007 common shares of the Corporation (the ”Shares”) in connection with the below described Merger. Pursuant to the terms of the Merger, the Shares are to be issued in connection with the assumption by the Corporation of the 2003 HealthExtras, Inc. Equity Incentive Plan and the Catalyst Heath Solutions, Inc. (“Catalyst”) 2006 Stock Incentive Plan, as Amended and Restated on April 8, 2010 (the “Catalyst Plans”).

The Corporation and Catalyst have completed an Agreement and Plan of Merger (the “Merger”), dated April 17, 2012 (the “Merger Agreement”) pursuant to which Catalyst merged with and into a wholly-owned subsidiary of the Corporation. The holders of shares of Catalyst common stock (other than shares of Catalyst held by Catalyst, the Corporation, SXC Health Solutions, Inc., Catamaran I Corp. and Catamaran II LLC, or any of their respective wholly owned subsidiaries and shares of Catalyst common stock with respect to which appraisal rights are validly exercised) was automatically converted into the right to receive the combination of (x) US$28.00 in cash without interest and (y) 0.6606 of a validly issued, fully paid and non-assessable common share of the Corporation.

The Corporation and certain of its subsidiaries have entered into a Support Agreement prior to the closing of the Merger (the “Support Agreement”) to deal with the transfer of assets between the Corporation and its subsidiaries party to the Support Agreement.

We refer to the Merger Agreement and the Support Agreement collectively as the “Opinion Documents”.

Scope of Review

For the purposes of our opinion, we have examined the following documents:

(a)	The articles of continuance and by-laws of the Corporation kept in the Corporations minute book located at our office;

(b)	an emailed copy of the Opinion Documents; and

(c)
an emailed copy of the Certificate of the Senior Vice President, General Counsel and Corporate Secretary dated May 17, 2012 certifying resolutions passed by the directors of the Corporation on April 17, 2012.

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

1)    The genuineness of all signatures;

2)    The authenticity and completeness of all documents submitted to us as originals;

3)    The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

4)    The accuracy, completeness and truth of all facts set forth in the Corporation's minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5)    Each Opinion Document is a legal, valid and binding against all of the signatories thereto and each such agreement or contract is enforceable in accordance with its terms;

6)    The terms of each of the Catalyst Plans allow the Corporation to assume each of the Catalyst Plans; and

7)    The consideration for the issuance of the Shares has been received by the Corporation at or prior to the time of issuance of the Shares.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by laws, other than those of the Yukon Territory and the federal laws of Canada applicable therein, in effect as at the date of this opinion.

Opinion

Based and relying on the foregoing, we are of the opinion that the Shares are duly authorized by all necessary corporate action on the part of the Corporation and, when issued and delivered against payment therefor, in accordance with the Merger Agreement and the Support Agreement, and either of the Catalyst Plans, will be legally issued, fully paid and non-assessable shares in the capital of the Corporation.

This opinion is rendered solely to the addressee listed above in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose or use or transmitted to or relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,
/s/ Lackowicz & Hoffman

LACKOWICZ & HOFFMAN